Exhibit 10.7

ADMINISTRATIVE AND OPERATIONAL SERVICES AGREEMENT

THIS ADMINISTRATIVE AND OPERATIONAL SERVICES AGREEMENT (this “Agreement”) is made as of this 13th day of August, 2026 (the “Effective Date”), by and between Exchange Traded Concepts, LLC and ETC Platform Services, LLC, each with its principal place of business at 10900 Hefner Pointe Dr., Suite 400, Oklahoma City, Oklahoma 73120 (collectively, “ETC”) and Cryptex Finance, LLC (“Client”), a Wyoming limited liability company with its principal place of business at 30 N. Gould St., Suite R, Sheridan, WY 82801 (ETC and Client are ach a “Party” and together the “Parties”).

WHEREAS, Client wishes to engage ETC to create and operate one or more new exchange traded products described on Schedule A to this Agreement, (each, a “Fund”); and

WHEREAS, ETC has the skills, qualifications and experience necessary to provide the organizational and ongoing administrative support services as listed in Schedule B to this Agreement required to establish and operate each Fund (the “Administrative and Operational Services”), and ETC wishes to provide such Administrative and Operational Services to Client, and Client and ETC wish to memorialize the terms pursuant to which the Administrative and Operational Services will be provided;

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Administrative and Operational Services. Client hereby engages ETC to provide, and ETC hereby agrees to provide, the Administrative and Operational Services with respect to the Fund. ETC represents to Client that it has the necessary skills, qualifications and experience to provide the Administrative and Operational Services to the Fund. The Client acknowledges and agrees that ETC, in the course of providing the Administrative and Operational Services, relies on third parties that also provide services to the Fund and that provided always that ETC has exercised reasonable care in recommending such third parties that provide services to the Fund, and, provided that ETC has exercised reasonable care in recommending such third parties, ETC makes no representation or warranty regarding, and is not responsible for, the services provided by those third parties.

ETC shall perform the Administrative and Operational Services, which include the following, as reasonably requested by Client:

a)	assist with overall operations of the Fund;

b)	maintain office facilities and furnishing clerical services necessary for maintaining the organization of the Fund and for performing the oversight, administrative and management functions herein set forth;

c)	provide fund formation assistance, including with respect to the design, development, and operation of Funds, at the direction and pursuant to the supervision of the Client.

d)	arrange, if desired by the Client, for persons to serve as officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

e)	supervise the overall administration of the Fund, including the updating of corporate organizational documents, the preparation of contracts and fees with and the monitoring and coordinating of performance and billings of the Fund’s various service providers, including but not limited to the transfer agent, shareholder servicing agents (if any), custodian, administrator, sub-administrator (if any), marketing agent and other independent contractors or agents;

f)	pay or approving the payment of all Fund operational expenses consistent with Sections 6 and 7 to this Agreement;

g)	prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund’s investment adviser, custodian, any sub-adviser, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions;

h)	oversee (with advice of the Fund’s counsel) the preparation of and, if applicable, filing all documents required for compliance by the Fund with applicable laws and regulations, including registration statements or similar forms, as applicable, semiannual and annual reports to shareholders and proxy statements, and reviewing tax returns;

i)	review reports produced by, and the operations and performance of, the various organizations providing services to the Fund, including, without limitation, the distributor/marketing agent, custodian, fund accountant, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Fund;

j)	Audits:

a.	support the preparation of and review schedules, footnotes, and other disclosures for audits. Provide requested information to the independent auditors, and facilitate the audit process.

b.	provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed;

k)	prepare documents for any applicable corporate governance matters;

l)	arrange for maintenance of books and records of the Fund;

m)	arrange for dissemination of yield and other performance information to newspapers and tracking services;

n)	arrange for and preparing initial and annual renewals for applicable insurance coverage, including as applicable, fidelity bond and errors and omissions insurance coverage;

o)	answer questions from the general public, the media and investors in the Fund; and

p)	such other functions as may be determined between the parties from time to time.

2.	Excluded Services. Notwithstanding the foregoing, ETC shall not be deemed to have assumed, pursuant to this Agreement, any duties with respect to, and shall not be responsible for:

a.	the management of the Fund’s assets or the rendering of investment advice and supervision with respect thereto;

b.	the distribution and marketing of the Fund;

c.	serving as a Chief Compliance Officer or having responsibility for providing any compliance policies and procedures (as may be required by either Rule 38a-1 of the Investment Company Act of 1940 or Rule 206(4)-7 of the Investment Advisers Act of 1940); and

ETC shall not be deemed to have assumed or have any responsibility with respect to functions not listed above. The Parties may amend the scope of ETC’s Administrative and Operational Services from time to time in writing.

3.	Obligations of the Parties. Promptly after the execution of this Agreement:

Client shall:

a.	Work in good faith with ETC to negotiate and agree to the terms on which the Fund is to be established;

b.	Promptly provide ETC with all Client information reasonably requested by ETC to enable ETC to perform the Administrative and Operational Services under this Agreement;

c.	Promptly provide funds to ETC such that ETC may pay Fund expenses in a timely fashion.

ETC shall perform the Administrative and Operational Services:

a.	in accordance with this Agreement and applicable legal and regulatory requirements (including without limitation obtaining any necessary qualifications, licenses, registrations and permits);

b.	to the standard of skill, care and diligence expected of a skilled and competent professional practicing in the particular fields relevant to the Administrative and Operational Services.

4.	Good Faith. The Parties agree that they shall undertake their obligations under Section 3 of this Agreement in good faith and in a punctual and diligent manner, with the intention of registering the offering of securities of the Fund with the United States Securities and Exchange Commission (“SEC”) and listing the Fund as an exchange traded product on a national securities exchange. In the event that, notwithstanding the Parties’ good faith efforts and negotiations, the Parties fail to list the Fund as an exchange traded product on an SEC National Securities Exchange within 9 months following the Effective Date of this Agreement (or such further period as mutually agreed in writing between the Parties), then (i) either Party may terminate this Agreement by providing written notice to the other to that effect, and (ii) except as otherwise provided by this Agreement, neither Party shall have any further obligation or liability to the other with respect to this Agreement.

5.	Fees. In exchange for the Administrative and Operational Services to be provided by ETC hereunder, Client agrees that it shall pay ETC the fees set forth on Schedule B, by wire transfer in accordance with the wire instructions set forth in Schedule B. For the avoidance of doubt, any service performed by ETC not described by Section 1 above shall be in addition to the fees described in Schedule B, which requires the prior written approval of the Parties and may be amended by the Parties from time to time in writing.

6.	Unitary Fee. The Parties acknowledge and agree that the Client is acting as the Fund’s primary sponsor and will be entitled to receive the Fund’s unitary Fee (the amount and calculation of which is to be determined prior to the launch of the Fund by the Client in its sole discretion) in accordance with the agreed governing rules of the Fund, and that the Client wishes for ETC to serve as payment agent for Client and the Fund. ETC must act in good faith. Once the Fund has been established, ETC will provide to the Client within 30 calendar days after month-end a monthly accounting of all unitary fee revenues and Expenses.

7.	Expenses of the Fund

a.	ETC will act as paying agent and must ensure that all Operating Expenses, as such term is defined in Schedule B, are paid in accordance with the payment terms for such expenses. ETC acknowledges that payment of expenses in accordance with the contractual payment terms is an important part of protecting the Client’s brand and reputation.

b.	The Parties acknowledge that ETC acting as paying agent will mean ETC may be required to remit funds to other parties to settle Operating Expenses. The Client acknowledges ETC’s desire not to be out-of-pocket due to regularly making payments to settle such Operating Expenses and seeking reimbursement from the Client. In order to limit the circumstances in which ETC would be required to make payment of Operating Expenses prior to receiving reimbursement from the Client, the Client agrees to pay ETC on presentation of an invoice from ETC:

i.	If the Operating Expense has payment terms of 21 days or less, within 10 Business Days after Client’s receipt of an invoice for reimbursement from ETC for the Operating Expense; or

ii.	if the Operating Expense has payment terms of 22 days or more, at least 5 Business Days before ETC is required to make payment of the Operating Expense.

c.	All invoices for reimbursement by the Client of Operating Expenses must be accompanied by the supporting invoices for the Operating Expense(s) and any other information reasonably requested by the Client.

d.	ETC must provide the Client with a report of all Operating Expenses incurred no later than 30 Business Days after the end of each calendar month.

e.	Client understands and agrees that: (i) Operating Expenses are necessary and incurred with respect to the operation and maintenance of the Fund; (ii) ETC will not pay an Operating Expense without the consent of Client if Client disputes any Operating Expense; (iii) the continued operation of the Fund could be jeopardized if an Operating Expense is not approved for payment; and (iv) Client shall be solely responsible for any liability or damage resulting from the failure of any Operating Expense to be paid.

8.	Reserved.

9.	Key Personnel. ETC acknowledges and agrees that the involvement of each of Mr. Garrett Stevens (Co-Founder and Chief Business Officer of ETC), and Mr. Richard Malinowski (Co-Chief Executive Officer and General Counsel) is regarded by the Client as key personnel to be involved in ETC’s provision of the Administrative and Operational Services (“Key Personnel”) during the initial term of this Agreement. Other than in the case of death, illness or disability, if either of the Key Personnel are no longer employed by ETC during the first full year after the Effective Date the Client is entitled in its absolute discretion to immediately terminate the Agreement without penalty.

10.	Confidentiality. Each Party (“Recipient”) shall keep confidential, and must not divulge or disclose any information relating to the other Party or its business (which is disclosed to the Recipient by the other Party, its representatives or advisers) or the terms of this Agreement (“Confidential Material”).

a.	Information is not Confidential Material to the extent that:

i.	the information is in the public domain as at the date of this Agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the Recipient);

ii.	the Recipient is required to disclose the information by applicable law or by a Government Agency, provided that the Recipient (if permitted by law and to the extent reasonably practicable in the circumstances) has consulted with the other Party or the provider of the information as to the form and content of the disclosure;

iii.	the disclosure is made by the Recipient to (a) its financiers or lawyers, accountants, investment bankers, consultants or other professional advisors to the extent necessary to enable the Recipient to properly perform its obligations under this Agreement, or (b) other third parties where the Recipient has a business need to disclose the information, in which case the Recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

iv.	the disclosure is required for use in legal proceedings; or

v.	the party to whom the information relates has consented in writing before the disclosure.

b.	In the event that this Agreement is terminated, the Recipient agrees within 10 Business Days to return to the other Party all Confidential Material and copies thereof furnished to it other than any documents that contain Confidential Material that the Recipient is required by law to maintain.

c.	The Parties agree that no public statements regarding the subject matter of this Agreement shall be made without the prior written consent of the other Party.

11.	Limitation of Liability and Force Majeure. ETC shall not be liable for: (i) any act or omission caused by information of any kind, whether accurate or inaccurate provided to ETC by a third party unless ETC was aware that such information could not be relied upon; (ii) the failure of the Client to approve any Operating Expense in a timely manner; or (iii) acts of God or of the public enemy, including terrorists, acts of the government in its sovereign capacity, fires, floods, epidemic or pandemic, strikes, picketing or boycotts, or any other circumstances caused by natural occurrences or third party actions beyond the reasonable control and without the fault or negligence of ETC.

12.	Indemnification.

a.	ETC agrees to indemnify the Client and its respective directors, officers, and employees (together, the “Indemnified Parties”) against any direct losses, expenses, claims, damages or other liabilities (or actions or proceedings in respect thereof) suffered or incurred by an Indemnified Party due to a breach by ETC of any provision of this Agreement. The foregoing indemnification shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise. The maximum amount of ETC’s indemnification obligation shall be the amount of the fee earned by ETC during the Fund’s most-recently completed fiscal year.

b.	Client agrees to indemnify ETC and its directors, officers, employees (together, the “Indemnified Parties”) against any direct losses, expenses, claims, damages or other liabilities (or actions or proceedings in respect thereof) suffered or incurred by an Indemnified Party due to a breach by Client of any provision of this Agreement. The foregoing indemnification shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise. The maximum amount of Client’s indemnification obligation shall be the amount of the fee paid by Client during the Fund’s most-recently completed fiscal year.

c.	Notwithstanding anything to the contrary in the Agreement, neither Party is liable to the other for any loss of profit, revenue, use, data, production, business, loss of any contract or anticipated savings or for any financing costs or increase in operating costs or for any economic loss or punitive and/or exemplary damages or indirect, incidental, special or consequential loss or damage which may be suffered by the other Party, regardless of cause including the fault, breach of contract, tort (including negligence), breach of duty (statutory or otherwise), strict liability or otherwise of the other Party.

13.	Term and Termination.

a.	This Agreement shall become effective on the Effective Date and continue in effect until it is terminated in accordance with this Section.

b.	This Agreement may be terminated:

i.	At any time after the expiry of a 2 year initial term from the Effective Date, by either Party giving the other Party not less than 12 months notice in writing; or

ii.	By mutual written consent of the Parties; or

iii.	Pursuant to either Section 4, 9, 10 or Section 15 of this Agreement.

c.	In the event this Agreement is terminated as provided by this Agreement, neither Party shall have any further obligation or liability to the other with respect to this Agreement.

d.	If this Agreement is terminated after the launch of a Fund, then ETC must (i) provide Client with reasonable assistance to facilitate an orderly and timely handover to any replacement service provider; and (ii) provide the Client with access to all relevant books and records in ETC’s possession or control that relate to the operations of the Fund including (without limitation) access (including passwords) to any computer-based records, applications, social media accounts, email accounts or websites used for the operation of the Fund within 15 Business Days of the termination. During the period from termination of this Agreement until the handover to a replacement service provider is complete, ETC shall continue to earn, and Client agrees to pay to ETC, the ETC Fee. For the avoidance of doubt and to ensure an orderly and timely handover to any replacement service provider by ETC, ETC shall not be obligated to continue providing assistance or services, for any period longer than three (3) months in total following termination (unless otherwise agreed in writing between ETC and the Client).

e.	If either Party commits a material breach of this Agreement or its obligations under the constituent documents of the Fund, the other Party (the “Non-Defaulting Party”) may give to the Party who committed the breach (the “Defaulting Party”) a written notice to show cause why the Non-Defaulting Party should not terminate this Agreement. A notice to show cause must specify the alleged breach with reasonable details. A “material breach” includes but is not limited to:

a.	a failure by ETC to provide the Administrative and Operational Services when necessary or due;

b.	a failure of the Client to pay or reimburse ETC in accordance with Schedule B.

If the Non-Defaulting Party is not reasonably satisfied with the Defaulting Party’s response as to why the Non-Defaulting Party should not exercise a right to terminate within 10 Business Days, the Non-Defaulting Party may, by further written notice:

a.	terminate this Agreement immediately; or

b.	if the breach is a failure of the Client to pay or reimburse ETC, ETC may suspend performance of the Administrative and Operational Services until such payment or reimbursement is made.

14.	Non-Disparagement. Each Party agrees not to make negative or disparaging remarks to any person about the other Party, or their respective equity owners, subsidiaries, affiliates, successors, and assigns, and their respective managers, officers, directors, employees, related parties and agents, the Parties’ relationship, or the events that led to the termination of the Parties’ relationship, if applicable. Each Party agrees that it will not speak publicly to the media or anyone else, directly or indirectly, or through its legal or other representatives, about these matters. Notwithstanding anything to the contrary in this Section, nothing shall (i) limit the ability of a Party to provide truthful testimony as required by law or any judicial or administrative process or (ii) prevent a Party from (A) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (B) making any truthful statement to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement. This Section shall continue for twelve (12) months following the termination of this Agreement.

15.	Entire Agreement; Amendments; Assignment; No Waiver. This Agreement contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing signed by the Parties. This Agreement may not be assigned by a Party to any other person or entity without the other Party’s prior written consent. No failure on the part of any Party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by ETC of any right preclude any other or future exercise thereof or exercise of any other right.

16.	Severability. Any provision of this Agreement that may be determined by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall, in good faith, modify or substitute such provision consistent with the original intent of the Parties.

17.	Arbitration. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without regard to its conflict of law provisions. Any controversy arising out of or relating to this Agreement, including the performance or breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect (the “Rules”). Any demand for arbitration by ETC or Client shall be made within the time prescribed by the Rules and will be subject to the applicable state or federal statutes of limitations as though filed in court. The arbitrators shall be one or three retired judges or attorneys experienced in the resolution of disputes arising from the investment management industry, selected according to the Rules. If the amount claimed exceeds $1 million, then a panel of three arbitrators shall be appointed to resolve the controversy and the AAA Procedures for Large, Complex Commercial Disputes (“LCC Procedures”) shall apply. Otherwise, the controversy shall be resolved by a single arbitrator under the Rules, and the LCC Procedures shall not apply. The arbitration shall take place in New York, New York.

18.	Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute a single agreement.

IN WITNESS WHEREOF, Client and ETC have executed this Agreement as of the day and year first above written.

CRYPTEX FINANCE, LLC

By:	/s/ Joe Sticco
	Name:	Joe Sticco
	Title:	Chief Executive Officer

EXCHANGE TRADED CONCEPTS, LLC ETC PLATFORM SERVICES, LLC

By:	/s/ Richard Malinowski
	Name:	Richard Malinowski
	Title:	Co- Chief Executive Officer